Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Andrew Pearson (651) 250-3654

ECOLAB DELIVERS ANOTHER STRONG QUARTER OF DOUBLE-DIGIT EPS GROWTH

REPORTED DILUTED EPS $2.05; ADJUSTED DILUTED EPS $2.07, +13%

2025 ADJUSTED DILUTED EPS OUTLOOK: $7.48 - $7.58, +12% - 14%

THIRD QUARTER HIGHLIGHTS

●	Ecolab delivered another strong quarter of double-digit EPS growth. This superior performance was fueled by accelerating pricing, continued volume growth, and strong organic operating income margin expansion.
●	Reported sales $4.2 billion, +4%. Organic sales +3%, driven by value price accelerating from 2% to 3%, and continued 1% volume growth.
●	Performance was led by continued strong growth in the Institutional & Specialty, Pest Elimination, and Life Sciences segments. The Water segment’s sales growth was driven by accelerating Food & Beverage growth and continued double-digit growth in Global High-Tech, which more than offset ongoing soft end-market trends in Basic Industries and Paper.
●	Reported operating income margin 18.3%. Organic operating income margin 18.7%, +110 bps as solid sales growth and improved productivity was partially offset by growth-oriented investments in the business.
●	Reported diluted EPS $2.05, -21%, reflecting the comparison to last year’s gain on the sale of the global surgical solutions business. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $2.07, +13%.

OUTLOOK

●	2025: Ecolab is sharpening its 2025 adjusted EPS range to between $7.48 and $7.58, +12% to 14%.
●	4Q 2025: Expect fourth quarter 2025 adjusted diluted EPS in the $2.02 to $2.12 range, +12% to 17%.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2025	2024	Change	2025	2024	Change
Net sales	$4,165.0	$3,998.5	4%	$4,165.0	$3,998.5	4%
Operating income	760.2	1,044.8	(27)%	786.7	713.1	10%
Net income attributable to Ecolab	585.0	736.5	(21)%	590.7	522.0	13%

Diluted earnings per share attributable to Ecolab	$2.05	$2.58	(21)%	$2.07	$1.83	13%

	Organic		%
	2025	2024	Change
Net sales	$3,966.1	$3,844.2	3%
Operating income	742.5	676.8	10%

ST. PAUL, Minn., October 28, 2025

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “Our team once again delivered a strong and consistent quarter of double-digit earnings growth, driven by value pricing accelerating from 2% to 3%, volume growth of 1%, and strong operating income margin expansion. Ecolab’s growth engines, which include Life Sciences, Pest Elimination, Global High-Tech and Ecolab Digital, collectively grew double digits. Performance in our core businesses was led by mid-single digit growth in Institutional & Specialty and accelerating Food & Beverage growth, as we leveraged our breakthrough innovations and the power of our One Ecolab enterprise growth strategy. This very strong performance was partially offset by ongoing soft market demand in our underperforming businesses, Basic Industries and Paper. While continued new business wins are mitigating the impact of soft market demand, together these businesses had an unfavorable 1% impact on third quarter sales growth. Importantly, with strong performance across our high margin businesses, Ecolab’s organic operating income margin continued to expand significantly, reaching 18.7%.

“As we approach the end of another year of double-digit earnings growth, we are very well positioned for strong and steady 12-15% earnings growth in 2026, beginning in the first quarter. We are confident in the strength of our business, fundamental drivers and ability to execute. Our strategic focus remains on delivering best-in-class customer performance to drive improved core growth and sustainable value pricing. We will also continue to build our growth engines, which are compounding at double-digit rates with attractive long-term operating income margins. Our ongoing investments in our team, breakthrough innovation, and growth engines position us very well to create exceptional value for customers and deliver superior returns to shareholders for the years to come.”

Third Quarter 2025 Consolidated Results

Ecolab’s third quarter reported sales increased 4%. Organic sales increased 3% when compared to the prior year. Ecolab Digital sales grew 25% to $96 million, with double-digit growth across both software and enabling hardware subscriptions.

Third quarter 2025 reported operating income decreased 27% including the impact of special gains and charges. The decrease was driven by the comparison to last year’s gain on sale of Ecolab’s global surgical solutions business. Organic operating income increased 10%, as solid sales growth and improved productivity was partially offset by growth-oriented investments in the business.

Reported other income in the third quarter of 2025 was stable. Reported net interest expense decreased $15 million reflecting lower interest expense due to lower interest rates and higher cash balances.

The reported income tax rate for the third quarter of 2025 was 17.8% compared with the reported rate of 25.0% in the third quarter of 2024. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2025 was 20.0% compared with the adjusted tax rate of 19.7% in the third quarter of 2024. The higher adjusted tax rate reflected changes in geographic income mix.

Reported net income decreased 21% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 13% versus the prior year.

Reported diluted earnings per share decreased 21% versus the prior year. Adjusted diluted earnings per share increased 13% when compared against the third quarter of 2024.

Currency translation had a $0.04 favorable impact on earnings per share in the third quarter of 2025.

Ecolab repurchased approximately 0.6 million shares of its common stock during the third quarter of 2025.

Third Quarter 2025 Segment Review

Global Water

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$1,953.5	$1,897.6	3%	2%
Operating income	336.0	324.8	3%	2%
Operating income margin	17.2%	17.1%
Organic operating income margin	17.2%	17.1%

Public currency
Sales	$2,054.6	$1,966.4	4%
Operating income	358.8	340.6	5%

The Global Water segment includes Light and Heavy, Food & Beverage, and Paper

Fixed currency sales increased 3% and organic sales increased 2%, reflecting accelerating Food & Beverage sales growth and continued growth in Light & Heavy, which was partially offset by lower Paper sales. Light & Heavy’s growth was led by double-digit growth in Global High-Tech and solid gains in Manufacturing, which more than offset softer sales in Basic Industries. Robust new business gains in Food & Beverage, which leveraged our One Ecolab growth strategy, drove a further acceleration in sales growth. Lower Paper sales reflected new business wins that were more than offset by soft customer production rates. Organic operating income increased 2% as sales growth and improved productivity overcame growth-oriented investments in the business. Global Water’s underlying performance was strong when excluding Basic Industries and Paper, which together reduced organic sales growth by 2% and organic operating income growth by low double digits.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$1,544.8	$1,525.7	1%	4%
Operating income	365.0	327.6	11%	15%
Operating income margin	23.6%	21.5%
Organic operating income margin	23.6%	21.3%

Public currency
Sales	$1,593.9	$1,556.7	2%
Operating income	375.2	334.7	12%

Fixed currency sales increased 1% reflecting the impact of the sale of the global surgical solutions business last year. Organic sales grew 4%, continuing to outperform end market trends. Within Institutional, good growth in sales to hospitality customers was partially offset by modestly lower sales to hospitals. Specialty delivered strong sales growth, reflecting robust new business wins and continued value pricing. Organic operating income increased 15%, as good sales growth and improved supply chain operations was partially offset by growth-oriented investments in the business.

Global Pest Elimination

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$322.6	$301.7	7%	6%
Operating income	67.4	60.5	11%	11%
Operating income margin	20.9%	20.1%
Organic operating income margin	20.9%	20.1%

Public currency
Sales	$331.8	$307.2	8%
Operating income	69.5	61.5	13%

Fixed currency sales increased 7%, reflecting 6% organic growth and a 1% benefit from attractive,

targeted acquisitions in North America. Strong organic sales growth was led by good gains in food & beverage, restaurants, and healthcare, which continue to benefit from our One Ecolab growth strategy. Organic operating income increased 11% as strong sales growth was partially offset by growth-oriented investments, including pest intelligence.

Global Life Sciences

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$171.0	$161.7	6%	6%
Operating income	28.1	23.9	18%	18%
Operating income margin	16.4%	14.8%
Organic operating income margin	16.4%	14.8%

Public currency
Sales	$184.7	$168.2	10%
Operating income	33.2	26.3	26%

Fixed currency and organic sales growth both remained solid at 4% as continued robust growth in bioprocessing and pharmaceutical & personal care more than offset softer industrial water purification sales. Performance reflects our continued investments in breakthrough innovation, global capabilities, and capacity to capitalize on this very attractive, long-term growth opportunity. Organic operating income increased X%, driven by solid sales growth, lower supply chain costs and softer prior year comparisons. W

Fixed currency and organic sales growth both improved to 6% as continued double-digit growth in bioprocessing and pharmaceutical & personal care overcame ongoing capacity constraints within Life Sciences’ industrial water purification business. Organic operating income increased 18%, as strong sales growth was partially offset by growth-oriented investments in the business. Life Sciences’ current mid-teens organic operating income margin reflects strong underlying profitability and continued investments in breakthrough innovation, global capabilities, and capacity to unlock this very attractive, long-term growth opportunity.

Corporate

(unaudited)	Third Quarter Ended September 30
(millions)	2025	2024

Public currency
Corporate operating expense
Nalco and Purolite amortization	$50.0	$50.0
Special (gains) and charges	26.5	(331.7)
Total Corporate operating expense (income)	$76.5	($281.7)

Third quarter of 2025 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $26.5 million, primarily related to One Ecolab and acquisition costs for our pending acquisition of Ovivo Electronics ultra-pure water business

Special gains and charges for the third quarter of 2024 impacting operating expense were a net gain of $332 million primarily related to the gain on sale of the global surgical solutions business.

Business Outlook

2025

Secular growth trends in water, hygiene, infection prevention, and digital technologies continue to fuel resilient, long-term demand for Ecolab’s innovative technologies and services. Strong momentum in Ecolab’s growth engines, which include Life Sciences, Pest Elimination, Global High-Tech and Ecolab Digital, is expected to continue. Ecolab’s investments in these areas position the company well to capitalize on these attractive long-term high-growth, high-margin opportunities.

In the near-term, the global operating environment remains unpredictable, characterized by constantly evolving geopolitics and international trade policy, which are impacting end-market demand. Importantly, with these dynamic macroeconomic conditions, Ecolab’s confidence in its earnings growth trajectory is strong. The company remains focused on outperforming its end markets by delivering best-in-class value to customers, leveraging its One Ecolab growth strategy and its record breakthrough innovation pipeline.

As a result, Ecolab is sharpening its 2025 adjusted EPS range to between $7.48 and $7.58, rising 12% to 14% compared with adjusted diluted earnings per share of $6.65 in 2024.

The company currently anticipates quantifiable special charges in 2025 to be approximately $0.34 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2025 – Fourth Quarter

Ecolab expects fourth quarter 2025 adjusted diluted earnings per share in the $2.02 to $2.12 range, rising 12% to 17% compared with adjusted diluted earnings per share of $1.81 a year ago.

The company currently expects quantifiable special charges in the fourth quarter of 2025 to be $0.10 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high-tech, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special gains and charges, raw material costs, margins, pricing, currency translation, productivity, investments and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including international trade policies, geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our increasing reliance on artificial intelligence technologies in our products, services and operations; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

●	fixed currency sales
●	organic sales
●	adjusted cost of sales
●	adjusted gross profit
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	organic operating income
●	organic operating income margin
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2025. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. Further, due to the sale of the global surgical solutions business on August 1, 2024, we have excluded the results of the business for the nine-month period ended September 30, 2024 from these organic measures to remain comparable to the corresponding period in 2025. In addition, as part of the separation of ChampionX in 2020, we continue to provide certain products to ChampionX, which are recorded in product and equipment sales in the Global Water segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2025	2024	Change	2025	2024	Change

Product and equipment sales	$3,262.6	$3,156.0		$9,321.3	$9,315.6
Service and lease sales	902.4	842.5		2,563.9	2,420.6
Net sales	4,165.0	3,998.5	4%	11,885.2	11,736.2	1%
Product and equipment cost of sales	1,789.1	1,771.2		5,122.9	5,221.0
Service and lease cost of sales	510.3	490.3		1,459.5	1,409.6
Cost of sales (1)	2,299.4	2,261.5	2%	6,582.4	6,630.6	(1)%
Selling, general and administrative expenses	1,079.2	1,024.8	5%	3,196.9	3,178.2	1%
Special (gains) and charges (1)	26.2	(332.6)		80.3	(292.2)
Operating income	760.2	1,044.8	(27)%	2,025.6	2,219.6	(9)%
Other (income) expense	(12.8)	(12.9)	(1)%	(38.8)	(38.1)	2%
Interest expense, net	55.3	70.4	(21)%	176.8	220.8	(20)%
Income before income taxes	717.7	987.3	(27)%	1,887.6	2,036.9	(7)%
Provision for income taxes	128.0	246.5	(48)%	362.9	384.5	(6)%
Net income including noncontrolling interest	589.7	740.8	(20)%	1,524.7	1,652.4	(8)%
Net income attributable to noncontrolling interest	4.7	4.3		13.0	12.9
Net income attributable to Ecolab	$585.0	$736.5	(21)%	$1,511.7	$1,639.5	(8)%

Earnings attributable to Ecolab per common share
Basic	$2.06	$2.60	(21)%	$5.33	$5.76	(7)%
Diluted	$2.05	$2.58	(21)%	$5.30	$5.72	(7)%

Weighted-average common shares outstanding
Basic	283.5	283.6	0%	283.5	284.6	0%
Diluted	285.4	286.0	0%	285.3	286.8	(1)%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2025	2024		2025	2024

Cost of sales
One Ecolab	$0.3	$ -		$7.6	$ -
Other restructuring	-	0.9		-	3.2
Subtotal (a)	0.3	0.9		7.6	3.2

Special (gains) and charges
One Ecolab	17.4	24.4		83.3	38.9
Other restructuring	-	0.4		(12.0)	20.1
Sale of global surgical solutions business	-	(364.0)		2.4	(350.7)
Acquisition and integration activities	11.0	3.5		19.8	8.3
Other	(2.2)	3.1		(13.2)	(8.8)
Subtotal	26.2	(332.6)		80.3	(292.2)

Total special (gains) and charges	$26.5	($331.7)		$87.9	($289.0)

(a) Special charges of $0.3 million and $0.9 million in the third quarter of 2025 and 2024, respectively, and $7.6 million and $3.2 million for the first nine months of 2025 and 2024, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$1,953.5	$1,897.6	3%	$2,054.6	$1,966.4	4%
Global Institutional & Specialty	1,544.8	1,525.7	1%	1,593.9	1,556.7	2%
Global Pest Elimination	322.6	301.7	7%	331.8	307.2	8%
Global Life Sciences	171.0	161.7	6%	184.7	168.2	10%
Subtotal at fixed currency rates	3,991.9	3,886.7	3%	4,165.0	3,998.5	4%
Currency impact	173.1	111.8	*	-	-	*
Consolidated reported GAAP net sales	$4,165.0	$3,998.5	4%	$4,165.0	$3,998.5	4%

Operating Income (loss)
Global Water	$336.0	$324.8	3%	$358.8	$340.6	5%
Global Institutional & Specialty	365.0	327.6	11%	375.2	334.7	12%
Global Pest Elimination	67.4	60.5	11%	69.5	61.5	13%
Global Life Sciences	28.1	23.9	18%	33.2	26.3	26%
Corporate	(73.7)	282.4	*	(76.5)	281.7	*
Subtotal at fixed currency rates	722.8	1,019.2	(29)%	760.2	1,044.8	(27)%
Currency impact	37.4	25.6	*	-	-	*
Consolidated reported GAAP operating income	$760.2	$1,044.8	(27)%	$760.2	$1,044.8	(27)%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$5,662.5	$5,515.8	3%	$5,858.3	$5,741.4	2%
Global Institutional & Specialty	4,463.0	4,520.7	(1)%	4,556.5	4,614.7	(1)%
Global Pest Elimination	912.0	852.2	7%	929.8	869.0	7%
Global Life Sciences	514.7	490.8	5%	540.6	511.1	6%
Subtotal at fixed currency rates	11,552.2	11,379.5	2%	11,885.2	11,736.2	1%
Currency impact	333.0	356.7	*	-	-	*
Consolidated reported GAAP net sales	$11,885.2	$11,736.2	1%	$11,885.2	$11,736.2	1%

Operating Income (loss)
Global Water	$902.3	$857.0	5%	$944.5	$908.7	4%
Global Institutional & Specialty	1,023.0	914.5	12%	1,041.1	934.0	11%
Global Pest Elimination	174.7	167.0	5%	178.2	170.1	5%
Global Life Sciences	88.1	60.2	46%	97.4	67.1	45%
Corporate	(231.2)	141.7	*	(235.6)	139.7	*
Subtotal at fixed currency rates	1,956.9	2,140.4	(9)%	2,025.6	2,219.6	(9)%
Currency impact	68.7	79.2	*		-	*
Consolidated reported GAAP operating income	$2,025.6	$2,219.6	(9)%	$2,025.6	$2,219.6	(9)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30	December 31	September 30
(millions)	2025	2024	2024
Assets
Current assets
Cash and cash equivalents	$1,955.8	$1,256.8	$1,261.1
Accounts receivable, net	3,114.1	2,865.0	2,883.0
Inventories	1,534.9	1,464.9	1,572.4
Other current assets	501.9	439.0	401.8
Total current assets	7,106.7	6,025.7	6,118.3

Property, plant and equipment, net	4,062.6	3,752.4	3,545.5
Goodwill	8,113.0	7,907.3	7,898.7
Other intangible assets, net	3,135.5	3,308.8	3,282.1
Operating lease assets	767.7	723.2	688.2
Other assets	712.1	670.4	568.8
Total assets	$23,897.6	$22,387.8	$22,101.6

Liabilities and Equity
Current liabilities
Short-term debt	$16.2	$615.7	$643.0
Accounts payable	1,868.4	1,810.0	1,812.3
Compensation and benefits	606.0	727.4	604.9
Income taxes	188.0	127.0	235.1
Other current liabilities	1,509.6	1,512.7	1,413.8
Total current liabilities	4,188.2	4,792.8	4,709.1

Long-term debt	8,052.7	6,949.2	6,974.5
Pension and postretirement benefits	597.8	634.9	625.0
Deferred income taxes	176.9	280.0	264.6
Operating lease liabilities	600.8	575.5	551.4
Other liabilities	527.3	366.2	401.5
Total liabilities	14,143.7	13,598.6	13,526.1

Equity
Common stock	369.1	367.8	367.6
Additional paid-in capital	7,448.5	7,159.6	7,108.2
Retained earnings	12,475.9	11,517.1	11,228.4
Accumulated other comprehensive loss	(1,903.9)	(1,982.0)	(1,853.8)
Treasury stock	(8,670.6)	(8,305.2)	(8,302.6)
Total Ecolab shareholders’ equity	9,719.0	8,757.3	8,547.8
Noncontrolling interest	34.9	31.9	27.7
Total equity	9,753.9	8,789.2	8,575.5
Total liabilities and equity	$23,897.6	$22,387.8	$22,101.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2025	2024	2025	2024

Net sales
Reported GAAP net sales	$4,165.0	$3,998.5	$11,885.2	$11,736.2
Effect of foreign currency translation	(173.1)	(111.8)	(333.0)	(356.7)
Non-GAAP fixed currency sales	3,991.9	3,886.7	11,552.2	11,379.5
Effect of acquisitions and divestitures	(25.8)	(42.5)	(77.7)	(242.1)
Non-GAAP organic sales	$3,966.1	$3,844.2	$11,474.5	$11,137.4

Cost of sales
Reported GAAP cost of sales	$2,299.4	$2,261.5	$6,582.4	$6,630.6
Special (gains) and charges	0.3	0.9	7.6	3.2
Non-GAAP adjusted cost of sales	$2,299.1	$2,260.6	$6,574.8	$6,627.4

Gross profit
Reported GAAP gross profit	$1,865.6	$1,737.0	$5,302.8	$5,105.6
Special (gains) and charges	0.3	0.9	7.6	3.2
Non-GAAP adjusted gross profit	$1,865.9	$1,737.9	$5,310.4	$5,108.8

Gross margin
Reported GAAP gross margin	44.8%	43.4%	44.6%	43.5%
Non-GAAP adjusted gross margin	44.8%	43.5%	44.7%	43.5%

Operating income
Reported GAAP operating income	$760.2	$1,044.8	$2,025.6	$2,219.6
Special (gains) and charges at public currency rates	26.5	(331.7)	87.9	(289.0)
Non-GAAP adjusted operating income	786.7	713.1	2,113.5	1,930.6
Effect of foreign currency translation	(39.3)	(25.6)	(71.3)	(79.1)
Non-GAAP adjusted fixed currency operating income	747.4	687.5	2,042.2	1,851.5
Effect of acquisitions and divestitures	(4.9)	(10.7)	(9.1)	(52.5)
Non-GAAP organic operating income	$742.5	$676.8	$2,033.1	$1,799.0

Operating income margin
Reported GAAP operating income margin	18.3%	26.1%	17.0%	18.9%
Non-GAAP adjusted fixed currency operating income margin	18.7%	17.7%	17.7%	16.3%
Non-GAAP organic operating income margin	18.7%	17.6%	17.7%	16.2%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2025	2024	2025	2024
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$585.0	$736.5	$1,511.7	$1,639.5
Special (gains) and charges, after tax	22.0	(230.3)	67.7	(206.3)
Discrete tax net expense (benefit)	(16.3)	15.8	(21.8)	(42.7)
Non-GAAP adjusted net income attributable to Ecolab	$590.7	$522.0	$1,557.6	$1,390.5

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$2.05	$2.58	$5.30	$5.72
Special (gains) and charges, after tax	0.08	(0.81)	0.24	(0.72)
Discrete tax net expense (benefit)	(0.06)	0.06	(0.08)	(0.15)
Non-GAAP adjusted diluted EPS	$2.07	$1.83	$5.46	$4.85

Provision for Income Taxes
Reported GAAP tax rate	17.8%	25.0%	19.2%	18.9%
Special gains and charges	-	(2.9)	0.2	(1.6)
Discrete tax items	2.2	(2.4)	1.1	2.4
Non-GAAP adjusted tax rate	20.0%	19.7%	20.5%	19.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended September 30
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$1,953.5	($24.1)	$1,929.4	$1,897.6	($5.0)	$1,892.6
Global Institutional & Specialty	1,544.8	(0.4)	1,544.4	1,525.7	(37.5)	1,488.2
Global Pest Elimination	322.6	(1.3)	321.3	301.7	-	301.7
Global Life Sciences	171.0	-	171.0	161.7	-	161.7
Subtotal at fixed currency rates	3,991.9	(25.8)	3,966.1	3,886.7	(42.5)	3,844.2
Currency impact	173.1			111.8
Consolidated reported GAAP net sales	$4,165.0			$3,998.5

Operating Income (loss)
Global Water	$336.0	($4.8)	$331.2	$324.8	($0.3)	$324.5
Global Institutional & Specialty	365.0	0.1	365.1	327.6	(10.4)	317.2
Global Pest Elimination	67.4	(0.2)	67.2	60.5	-	60.5
Global Life Sciences	28.1	-	28.1	23.9	-	23.9
Corporate	(49.1)	-	(49.1)	(49.3)	-	(49.3)
Subtotal at fixed currency rates	747.4	(4.9)	742.5	687.5	(10.7)	676.8
Special (gains) and charges at fixed currency rates	24.6			(331.7)
Reported OI at fixed currency rates	722.8			1,019.2
Currency impact	37.4			25.6
Consolidated reported GAAP operating income	$760.2			$1,044.8

	Nine Months Ended September 30
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$5,662.5	($67.6)	$5,594.9	$5,515.8	($24.6)	$5,491.2
Global Institutional & Specialty	4,463.0	(1.2)	4,461.8	4,520.7	(217.5)	4,303.2
Global Pest Elimination	912.0	(8.9)	903.1	852.2	-	852.2
Global Life Sciences	514.7	-	514.7	490.8	-	490.8
Subtotal at fixed currency rates	11,552.2	(77.7)	11,474.5	11,379.5	(242.1)	11,137.4
Currency impact	333.0			356.7
Consolidated reported GAAP net sales	$11,885.2			$11,736.2

Operating Income (loss)
Global Water	$902.3	($8.8)	$893.5	$857.0	$0.4	$857.4
Global Institutional & Specialty	1,023.0	0.3	1,023.3	914.5	(52.9)	861.6
Global Pest Elimination	174.7	(0.6)	174.1	167.0	-	167.0
Global Life Sciences	88.1	-	88.1	60.2	-	60.2
Corporate	(145.9)	-	(145.9)	(147.2)	-	(147.2)
Subtotal at fixed currency rates	2,042.2	(9.1)	2,033.1	1,851.5	(52.5)	1,799.0
Special (gains) and charges at fixed currency rates	85.3			(288.9)
Reported OI at fixed currency rates	1,956.9			2,140.4
Currency impact	68.7			79.2
Consolidated reported GAAP operating income	$2,025.6			$2,219.6

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43	$1.71	$3.14	$2.58	$5.72	$1.66	$7.37
Adjustments:
Special (gains) and charges (1)	0.08	0.00	0.08	(0.81)	(0.72)	0.28	(0.44)
Discrete tax expense (benefits) (2)	(0.17)	(0.03)	(0.20)	0.06	(0.15)	(0.13)	(0.28)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$1.68	$3.02	$1.83	$4.85	$1.81	$6.65

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2025	2025	2025	2025	2025	2025	2025
Diluted earnings per share, as reported (U.S. GAAP)	$1.41	$1.84	$3.25	$2.05	$5.30
Adjustments:
Special (gains) and charges (3)	0.09	0.07	0.16	0.08	0.24
Discrete tax expense (benefits) (4)	0.00	(0.02)	(0.02)	(0.06)	(0.08)
Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.89	$3.39	$2.07	$5.46	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2024 includes $23.1 million, $0.9 million, ($230.3) million and $79.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring and the gain on the sale of our global surgical solutions business.

(2) Discrete tax expenses (benefits) for 2024 includes ($48.2) million, ($10.3) million, $15.8 million and ($35.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with capital losses, additional basis of foreign intangible assets and other discrete expenses (benefits).

(3) Special (gains) and charges for 2025 includes charges of $25.1 million, $20.6 million and $22.0 million, net of tax, in the first, second and third quarters, respectively. These charges were primarily related to One Ecolab.

(4) Discrete tax expenses (benefits) for 2025 includes ($0.5) million, ($5.0) million and ($16.3) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with share-based compensation excess tax benefits and other discrete expenses (benefits).